EXHIBIT 15

LETTER FROM INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION

LETTER IN LIEU OF CONSENT FOR REVIEW REPORT

July 24, 2006

Boeing Capital Corporation

500 Naches Avenue SW, 3rd Floor

Renton, Washington

We have performed a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Boeing Capital Corporation and subsidiaries for the periods ended June 30, 2006 and 2005, as indicated in our report dated July 24, 2006; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, is incorporated by reference in Registration Statement Nos. 333-55846 and 333-83208 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP